Exhibit 10.1
DAVITA INC.
SEVERANCE PLAN FOR DIRECTORS AND ABOVE
DaVita Inc., a Delaware corporation (the “Company”), restates the DaVita Inc. Severance Plan for Directors and Above (this “Plan”), effective August 13, 2021, for the benefit of certain Teammates (as defined in Section 1(h)) of the Company and its subsidiaries.
This Plan is intended to secure the continued services and ensure the continued dedication of the Teammates by providing to such Teammates certain protections in the event of a Qualifying Termination (as defined in Section 1(g))).
This Plan is intended to qualify as an employee welfare benefit plan as described in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
1.Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Base Salary” means the Teammate’s weekly base wage at the rate in effect on the Termination Date, excluding for this purpose all categories of pay that are not base wages (including, but not limited to overtime, bonuses, commissions, incentive pay and any taxable or nontaxable fringe benefit or payment).
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Committee” means the Compensation Committee of the Board of Directors of the Company.
(d)“Company” means DaVita Inc., a Delaware corporation, or any successor to DaVita Inc.
(e)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(f) “Period of Service” means a consecutive period measured from a Teammate’s hire date with the Company, as reflected in the payroll records of the Company, during which the Teammate is employed by the Company, without interruption by resignation, discharge, layoff, or other termination of employment.
(g)“Qualifying Termination” means the involuntary termination of a Teammate’s employment by the Company under circumstances for which the payment of severance payments and benefits under this Plan is approved by the Senior Vice President of People Services and the Assistant General Counsel-Labor of the Company (or, in the case of a Teammate subject to Section 16 of the Exchange Act, the Committee); provided, however, that a Teammate will not incur a Qualifying Termination and will not receive severance payments and benefits under this Plan if:

i)the Teammate’s employment is terminated by the Company for any action which the Company, in its sole discretion, determines is for material cause, including, but not limited to, failure to perform job responsibilities, violation of the Company’s policies and procedures, an act of fraud or dishonesty affecting or involving the Company, or a breach of a material provision of the Teammate’s employment agreement or other similar agreement with the Company; or
ii)the Teammate’s position is eliminated due to the sale of a subsidiary or assets of the subsidiary which employs the Teammate on the Termination Date; or
iii)the Teammate’s position is eliminated due to the spin-off of any subsidiary, and the spun-off entity makes an offer of employment to the Teammate on or before the Termination Date (regardless of whether the Teammate accepts the offer).
(h)“Teammate” means any person who at the time of the Qualifying Termination is reported employed by the Company or any of its wholly owned subsidiaries as a common-law employee in a position of Director or above, as reflected on the Company’s records, but excluding:
i)independent contractors or consultants of the Company;
ii)teammates who are employed by entities that are a part of or included within the international business operations of the Company, except to the extent that such teammates are employed by an entity incorporated in and are residents of one of the states of the United States of America.
For the avoidance of doubt, a “Teammate” will not include any person employed by an entity in which the Company has no ownership but for which the Company provides management services under a management services agreement.
No benefits will be provided under the Plan on a retroactive basis to any person who has performed services for the Company as an independent contractor, as a leased employee or on any other basis, even if the person subsequently becomes a common-law employee of the Company (or is deemed by a government agency, court or other third party to have been a common-law employee of the Company).
(i)“Termination Date” with respect to a Teammate means the last day of work for which the Teammate will be paid for work as designated in the notice advising the Teammate that he or she will be subject to a Qualifying Termination. Neither unused time off benefits nor the payment of severance pay under this Plan will extend a Teammate’s Termination Date.
2.Payments and Benefits Upon Qualifying Termination. If a Teammate shall incur a Qualifying Termination, and the Teammate (or the Teammate’s executor or other legal representative in the case of the Teammate’s death or disability following such termination)

executes and does not revoke a waiver and release agreement substantially in the form of Exhibit A hereto (the “Severance Agreement”) and a noncompetition and confidentiality agreement substantially in the form of Exhibit B hereto (the “Noncompetition Agreement”) by the deadline specified in the agreements to sign and not revoke such agreements, the Company shall provide to the Teammate as compensation for services rendered to the Company, and in consideration of the covenants set forth in the Severance Agreement and Noncompetition Agreement, the payments and benefits described in this Section 2. Notwithstanding the foregoing provisions of this Section 2, if, as a result of a Teammate’s termination of employment on the Termination Date, a Teammate is entitled to severance payments and benefits from the Company or any of its subsidiaries which are not payable pursuant to this Plan, but are payable pursuant to an employment agreement or other compensation arrangement entered into between such Teammate and the Company or any of its subsidiaries (“Other Severance Payments and Benefits”), the payments and benefits to be received by the Teammate pursuant to this Section 2 shall be reduced, but not below zero, on a dollar-for-dollar basis for every dollar of the Other Severance Payments and Benefits, if any, received by the Teammate.
(a)Subject to Sections 2 and 3 of this Plan and compliance with the Noncompetition Agreement, the Company shall pay to the Teammate (or the Teammate’s beneficiary or estate, as the case may be), commencing as soon as administratively practicable but within 14 days following the date of execution (without revocation) of the Severance Agreement and Noncompetition Agreement, the Teammate’s Base Salary for the applicable period set forth below based on the Teammate’s job classification and Period of Service:

Job Classification	Period of Service	Salary Continuation Period

Vice President and Above	Less than one year	6 months
Vice President and Above	One year or more	12 months
Director	Less than 1 month	1 month
Director	1 to less than 3 months	2 months
Director	3 to 24 months	3 months
Director	More than 24 months	6 months

The first payment under this Section shall include retroactive payments to make up for the time period between the Termination Date and the first severance payment. These payments will be subject to all applicable tax and other withholdings, except that no withholding shall be made for the DaVita Retirement Savings Plan, or any other 401(k) plan, or for premiums for continued insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
(b)The Company shall provide outplacement assistance to the Teammate, the nature of which will be at the Company’s discretion, and which shall, in no event be provided after the last day of the second calendar year following the calendar year in which the Termination Date occurs.
(c)The Teammate’s stock options, restricted stock units, other stock-based awards, and other long-term incentives (if any) shall be treated in accordance with the terms of any agreements that the Teammate previously entered into with the Company concerning such benefits.
The Company has the right to cancel a Qualifying Termination or reschedule a Termination Date at any time before the Teammate’s specified Termination Date. If the Company cancels a Teammate’s Termination Date or if the Teammate voluntarily terminates his or her employment prior to the Termination Date specified by the Company, the Teammate will not be eligible for any benefits under this Plan.
3.Section 409A of the Code. This Plan is intended to fall within the exemptions to Section 409A of the Code for separation pay plans and short-term deferrals that meet the requirements of the exemption from Section 409A of the Code and shall be interpreted and construed consistent with that intent. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) to a Teammate hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be made (or provided) in accordance with the following:
(a)If the Teammate is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Teammate’s Termination Date, then no such payment shall be made during the period beginning on the Termination Date and ending on the date that is six months following the Termination Date or, if earlier, on the date of the Teammate’s death, if the earlier making of such payment would result in tax penalties being imposed on the Teammate under Section 409A of the Code. The amount of any payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six months following the Termination Date or, if earlier, the date of the Teammate’s death.
(b)With respect to any payments due under Section 2(a) of this Plan as a result of the Teammate’s Qualifying Termination made pursuant to the terms of this Plan, and which are subject to the Teammate’s execution and delivery of the Severance Agreement and Noncompetition Agreement described in Section 2 hereof, in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Teammate which are conditioned on the timely execution of the Severance Agreement and Noncompetition Agreement and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Teammate’s execution of the Severance Agreement, directly or indirectly, result in the

Teammate designating the calendar year of payment. For purposes of this section, “Release Expiration Date” shall mean the deadline following the Termination Date as described in Section 2 hereof, during which the Teammate may timely deliver an executed Severance Agreement and Noncompetition Agreement and not revoke such agreements in order to receive payments and benefits under this Plan.
(c)If the amounts paid under this Plan are viewed as a substitute for Other Severance Payments and Benefits that constitute nonqualified deferred compensation under Section 409A, then such other agreement governing the Other Severance Payments and Benefits shall control the timing and form of payment of the benefits provided under this Plan to the extent required to comply with Section 409A of the Code.
(d)Under no circumstances will payments commence later than 72 days after the Termination Date.
4.Plan Administration; Claims Procedure.
(a)This Plan shall be interpreted and administered by the Company, or if the Company has delegated its authority to interpret and administer this Plan, by the person or persons appointed by the Company from time to time to interpret and administer this Plan (the “Plan Administrator”), who shall have complete authority, in his or her sole discretion subject to the express provisions of this Plan, to make all determinations necessary or advisable for the administration of this Plan. At the time of this restatement, the Company has delegated its authority as the Plan Administrator to the Welfare Benefits Committee. Such determinations shall include, but are not limited to, determination of eligibility, the Termination Date, termination of eligibility, and the amount payable to the Teammate. All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner in accordance with the procedure for claims and appeals described in Section 4(b).
(b)Any Teammate whose employment has been terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. The Plan Administrator shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Teammate as to the disposition of such claim. Such notification shall be written in a manner calculated to be understood by the claimant and in the event that such claim is denied in whole or in part, shall (i) state the specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Teammate to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Teammate may appeal the denial of such claim. The Teammate (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Teammate (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Teammate of the final decision with respect to such claim. Such decision shall be written in a manner calculated to be understood by the claimant and shall state the specific reasons for such decision and make specific references to the pertinent Plan provision on which the decision is based.
(c)The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of his or her duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.
(d)If any overpayment is made under the Plan for any reason or any payment is made to any person in error, the Plan Administrator will have the right to recover the overpayment or erroneous payment and the Teammate or other person receiving such overpayment or erroneous payment will cooperate fully with the Plan and return to the Company such amount.
5.Withholding Taxes. The Company will withhold from all payments due under this Plan to each Teammate (or the Teammate’s beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6.Amendment. The Company shall have the right, in its sole discretion, pursuant to action by the Company’s Board of Directors or its delegate, to terminate or amend this Plan in any respect; provided, however, that no amendment may reduce any severance payments or benefits due hereunder with respect to a Teammate who previously incurred a Qualifying Termination and who has not forfeited such payments and benefits pursuant to the Noncompetition Agreement or the offset provisions of Sections 2 or 8. In the event that this Plan is determined to be a “deferred compensation plan” subject to Section 409A of the Code, the Company’s Board of Directors or its delegate shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the payments and benefits due to the Teammates hereunder.
7.Effect of Plan. Any amount payable pursuant to this Plan shall be reduced by any other amount of severance relating to salary continuation or any other continuation of medical coverage to be received by the Teammate upon termination of employment of the Teammate under any severance plan, policy or arrangement of the Company. Subject to the foregoing and to the provisions of Sections 2 and 8 hereof, the rights of, and benefits payable to, a Teammate pursuant to this Plan are in addition to any rights of, or benefits payable to, a Teammate under any other Teammate benefit plan or compensation program of the Company. All rights of a Teammate under any such plan or program shall be determined in accordance with the provisions of such plan or program.
8.Offset; Mitigation.
(a)If the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced, but not below zero, on a dollar-for-dollar basis by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.
(b)To the extent permitted by applicable law, the Company may, at its sole discretion, apply any payment amounts otherwise due and payable under this Plan against any Teammate loans outstanding to the Company or other debts of the Teammate to the Company existing on the Termination Date.
(c)Any amount payable pursuant to this Plan shall also be reduced, but not below zero, on a dollar-for-dollar basis by any amount of compensation received by the Teammate from another employer (as an employee, consultant, or independent contractor) during the applicable salary continuation period set forth in Section 2(a) hereof. Teammate may not defer compensation with the Teammate’s new employer or client or take any other action in an effort to avoid the dollar-for-dollar reduction required by this Plan, and that if Teammate does take such action, the benefits under this Plan may be reduced by the Plan Administrator in its sole discretion.
(d)A Teammate who is entitled to receive severance payments and benefits hereunder shall be obligated to seek other employment and to take all other reasonable actions so as to mitigate the amounts payable and the benefits to be provided to such Teammate under any of the provisions of this Plan. In order to receive payments pursuant to this Plan, a Teammate must:
i) attest, on a monthly basis, that he or she is actively seeking other employment, and provide any additional information as determined in the discretion of the Plan Administrator; and
ii)agree to advise the Company immediately whether he or she has obtained new employment (either as an employee, consultant, or independent contractor) or received any other earnings, and what his or her overall compensation is, including salary, all forms of bonuses, any deferred compensation, and any equity in lieu of cash compensation.

        If a Teammate fails to meet the attestation and notification requirements, the Teammate will not be paid any remaining portion of the payments under this Plan, and any remaining payments will be cancelled.
9.Unfunded Plan. This Plan shall not be funded. No Teammate entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, but a Teammate shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in this Plan.
10.Payments to Minors, Incompetents and Beneficiaries. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto. If a Teammate shall die while any amounts would be payable to the Teammate under this Plan had the Teammate continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Teammate to receive such amounts or, if no person is so appointed, to the estate of the Teammate.
11.Non-Assignability. None of the payments, benefits or rights of any Teammate shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Teammate. Except as otherwise provided herein or by law, no right or interest of any Teammate under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Teammate under this Plan shall be subject to any obligation or liability of such Teammate.
12.No Rights to Continued Employment. Neither the adoption of this Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Teammate the right to be retained in the service of the Company, and all Teammates shall remain subject to discharge to the same extent as if this Plan had not been adopted.
13.Successors; Binding Agreement. This Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Teammate, present and future, and any successor to the Company or one of its subsidiaries. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 13, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.
14.Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.
15.Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
16.Effective Date and Term. This Plan shall be effective as of the date hereof and shall end on the date on which this Plan is terminated by the Company; provided that this Plan and the obligations of the Company hereunder shall not terminate with respect to any severance payments or benefits due hereunder with respect to a Teammate who previously incurred a Qualifying Termination and who has not forfeited such payments and benefits pursuant to the Noncompetition Agreement until such obligations have been fully satisfied by the Company.
17.Employment with, and Action by, Subsidiaries. For purposes of this Plan, subject to Section 1(d), employment with the Company or actions taken by the Company with respect to the Teammate shall include employment with or actions taken by any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.
18.Governing Law; Validity. This Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by ERISA or other Federal law, which shall otherwise control. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.
IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the 13th day of August, 2021.
DAVITA INC.
By:     /s/ Tiffany Bishop
Tiffany Bishop

Exhibit A to Plan

[Intentionally Omitted]

Exhibit B-1 to Plan

[Intentionally Omitted]